Exhibit 99.1

ONE LIBERTY PROPERTIES REPORTS THIRD QUARTER 2016 RESULTS

–  Generates 11.8% Growth in Total Revenues –

–  Generates EPS of $0.24, FFO of $0.51 per diluted share and AFFO of $0.53 per diluted Share  –

–  Completes $71 million in Acquisitions in Quarter  –

GREAT NECK, New York, November 8, 2016 — One Liberty Properties, Inc. (NYSE: OLP), a real estate investment trust focused on net leased properties, today announced operating results for the quarter ended September 30, 2016.

“The results highlight our continued success in advancing our long term strategic goal to consistently drive stockholder value in a disciplined manner by investing in stable cash flowing assets in strong local markets,” said Patrick J. Callan, Jr., President and Chief Executive Officer of One Liberty. “Our results were positively impacted by the acquisitions and divestitures made over the course of the past 15 months. We will continue to pursue opportunities to add and divest properties in a manner that will allow us to deliver consistently strong results for our stockholders through all economic cycles.”

Operating Results:

Total revenues for the quarter ended September 30, 2016 increased 11.8% to $18.0 million from $16.1 million for the quarter ended September 30, 2015 due to increases in rental income and tenant reimbursements.

Rental income for the current quarter grew 6.5%, to $16.3 million, from $15.3 million for the corresponding period in the prior year. The increase is due primarily to $2.0 million of rental income from properties acquired during past 15 months, offset principally by an $887,000 reduction of rental income from properties sold during the nine months ended September 30, 2016. Tenant reimbursements increased $852,000, of which approximately $469,000 relates to properties acquired after 2014 and the balance relates to properties acquired before 2015. The Company recognized an equivalent amount of real estate expense related to these tenant reimbursements. At September 30, 2016, One Liberty’s occupancy rate was 98.4%.

Total operating expenses in the third quarter of 2016 were $9.8 million, compared to $8.4 million for the third quarter of 2015. Approximately $1.1 million of the increase is attributable to additional real estate expenses, depreciation and real estate acquisition costs related to properties acquired since the beginning of 2015, while $331,000 is associated with a rise in general and administrative expense.

Net income attributable to One Liberty in the current quarter increased to $4.3 million, or $0.24 per diluted share, from $3.8 million, or $0.22 per diluted share, in the third quarter of 2015. Funds from Operations, or FFO, was $9.0 million, or $0.51 per diluted share, for the quarter ended September 30, 2016, compared to $8.4 million, or $0.50 per diluted share, in the corresponding period of 2015. Adjusted Funds from Operations, or AFFO, grew to $9.2 million, or $0.53 per diluted share, for the quarter ended September 30, 2016, from $8.5 million, or $0.51 per diluted share, in the corresponding prior year period. Diluted per share FFO and AFFO were negatively impacted in the current quarter by the approximate 913,000 share increase in the weighted average number of shares of common stock due to stock issuances, since October 1, 2015, pursuant to One Liberty’s at-the-market offering, dividend reinvestment and equity incentive programs. A reconciliation of GAAP amounts to non-GAAP amounts is presented with the financial information included in this release.

Acquisitions and Dispositions:

As previously disclosed, during the current quarter the Company acquired four properties for an aggregate of $71.3 million, including $21.3 million of mortgage debt obtained in connection with an acquisition. One Liberty anticipates these additions, which contributed $785,000 of rental income during the current quarter, will contribute approximately $1.6 million of rental income each quarter commencing October 1, 2016.

Balance Sheet:

At September 30, 2016, the Company had $17.6 million of cash and cash equivalents, total assets of $739.3 million, total debt outstanding of $419.1 million, net of $4.5 million of deferred financing costs, and total stockholders’ equity of $272.6 million. As of September 30, 2016, the weighted average interest rate on outstanding mortgage debt was approximately 4.36%.

The Company completed $47.4 million of mortgage financings during the quarter. The new mortgage debt bears a weighted average interest rate of 3.7% and its weighted average remaining term to maturity is 10.9 years. During the quarter, One Liberty also raised approximately $8.5 million from the issuance of approximately 349,000 shares of common stock pursuant to its at-the-market equity offering program at an average price of $24.36 per share and, pursuant to its dividend reinvestment plan, issued approximately 38,000 shares of common stock in lieu of the payment of approximately $880,000 of cash dividends.

At November 3, 2016, One Liberty’s available liquidity was approximately $56.1 million, including approximately $3.9 million of cash and cash equivalents (net of the credit facility’s required $3 million deposit maintenance balance) and up to $52.2 million available under its credit facility.

Non-GAAP Financial Measures:

One Liberty computes FFO in accordance with the “White Paper on Funds From Operations” issued by the National Association of Real Estate Investment Trusts (“NAREIT”) and NAREIT’s related guidance. FFO is defined in the White Paper as net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from sales of property, plus real estate depreciation and amortization (including amortization of deferred leasing costs), plus impairment write-downs of depreciable real estate and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. One Liberty computes AFFO by adjusting FFO for straight-line rent accruals and amortization of lease intangibles, deducting lease termination fees and gains on extinguishment of debt and adding back amortization of restricted stock compensation, amortization of costs in connection with its financing activities (including its share of its unconsolidated joint ventures) and prepayment costs associated with mortgage debt. As the NAREIT White Paper does not provide guidelines for computing AFFO, the computation of AFFO may vary from one REIT to another.

One Liberty believes that FFO and AFFO are useful and standard supplemental measures of the operating performance for equity REITs and are used frequently by securities analysts, investors and other interested parties in evaluating equity REITs, many of which present FFO and AFFO when reporting their operating results. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate assets, which assumes that the value of real estate assets diminish predictability over time. In fact, real estate values have historically risen and fallen with market conditions. As a result, management believes that FFO and AFFO provide a performance measure that when compared year over year, should reflect the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not be necessarily apparent from net income. Management also considers FFO and AFFO to be useful in evaluating potential property acquisitions.

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FFO and AFFO do not represent net income or cash flows from operations as defined by GAAP. FFO and AFFO should not be considered to be an alternative to net income as a reliable measure of our operating performance; nor should FFO and AFFO be considered an alternative to cash flows from operating, investing or financing activities (as defined by GAAP) as measures of liquidity. FFO and AFFO do not measure whether cash flow is sufficient to fund all of the Company’s cash needs, including principal amortization, capital improvements and distributions to stockholders.

Forward Looking Statement:

Certain information contained in this press release, together with other statements and information publicly disseminated by One Liberty Properties, Inc. is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. We intend such forward looking statements to be covered by the safe harbor provision for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for the purpose of complying with these safe harbor provisions. Information regarding certain important factors that could cause actual outcomes or other events to differ materially from any such forward looking statements appear in the Company's Annual Report on Form 10-K for the year ended December 31, 2015 and in particular “Item 1A. Risk Factors” included therein. You should not rely on forward looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, performance or achievements.

About One Liberty Properties:

One Liberty is a self-administered and self-managed real estate investment trust incorporated in Maryland in 1982. The primary business of the Company is to acquire, own and manage a geographically diversified portfolio consisting primarily of retail, industrial, flex and health and fitness properties, many of which are subject to long term leases. Many of the Company’s leases are “net leases”, under which the tenant is typically responsible for real estate taxes, insurance and ordinary maintenance and repairs.

Contact:

One Liberty Properties

Investor Relations

Phone: (516) 466-3100

www.onelibertyproperties.com

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ONE LIBERTY PROPERTIES, INC.

CONDENSED BALANCE SHEETS

(Amounts in Thousands)

	September 30,	December 31,
	2016	2015
	(Unaudited)
ASSETS
Real estate investments, net	$656,553	$562,257
Properties held-for-sale	-	12,259
Investment in unconsolidated joint ventures	10,993	11,350
Cash and cash equivalents	17,645	12,736
Restricted cash	836	1,074
Unbilled rent receivable	13,323	13,577
Unamortized intangible lease assets, net	33,931	28,978
Other assets	6,046	4,268
Total assets	$739,327	$646,499

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable, net of $4,118 and $3,373 deferred financing costs	$396,676	$331,055
Line of credit-outstanding, net of $380 and $506 deferred financing costs	22,420	17,744
Unamortized intangible lease liabilities, net	19,821	14,521
Other liabilities	26,088	20,753
Total liabilities	465,005	384,073

Total One Liberty Properties, Inc. stockholders' equity	272,572	260,495
Non-controlling interests in consolidated joint ventures	1,750	1,931
Total equity	274,322	262,426
Total liabilities and equity	$739,327	$646,499

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ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)

(Amounts in Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues:
Rental income, net	$16,334	$15,273	$46,985	$44,159
Tenant reimbursements	1,687	835	4,614	2,407
Lease termination fee	-	-	-	650
Total revenues	18,021	16,108	51,599	47,216

Operating expenses:
Depreciation and amortization	4,663	4,435	13,246	12,090
General and administrative	2,681	2,350	7,961	7,132
Real estate expenses	2,188	1,415	6,521	4,022
Real estate acquisition costs	162	90	610	417
Federal excise and state taxes	43	68	198	266
Leasehold rent	77	77	231	231
Total operating expenses	9,814	8,435	28,767	24,158

Operating income	8,207	7,673	22,832	23,058

Other income and expenses:
Gain on sales of real estate, net	119	-	9,824	5,392
Purchase price fair value adjustment	-	-	-	960
Prepayment costs on debt	-	-	(577)	(568)
Equity in earnings of unconsolidated joint ventures	228	347	794	311
Other income	362	2	431	77
Interest:
Expense	(4,404)	(4,044)	(12,593)	(11,690)
Amortization and write-off of deferred financing costs	(189)	(187)	(644)	(828)

Net income	4,323	3,791	20,067	16,712
Net income attributable to non-controlling interests	(24)	(3)	(40)	(1,386)

Net income attributable to One Liberty Properties, Inc.	$4,299	$3,788	$20,027	$15,326

Net income per common share attributable to common stockholders-diluted	$0.24	$0.22	$1.15	$0.92

Funds from operations - Note 1	$9,030	$8,402	$24,017	$22,977
Funds from operations per common share-diluted - Note 2	$0.51	$0.50	$1.39	$1.39

Adjusted funds from operations - Note 1	$9,238	$8,524	$25,291	$23,654
Adjusted funds from operations per common share-diluted - Note 2	$0.53	$0.51	$1.46	$1.43

Weighted average number of common and unvested restricted shares outstanding:
Basic	17,449	16,553	17,211	16,439
Diluted	17,566	16,653	17,328	16,539

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ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)

(Amounts in Thousands, Except Per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
Note 1:	2016	2015	2016	2015
NAREIT funds from operations is summarized in the following table:
GAAP net income attributable to One Liberty Properties, Inc.	$4,299	$3,788	$20,027	$15,326
Add: depreciation of properties	4,583	4,384	13,026	11,906
Add: our share of depreciation of unconsolidated joint ventures	223	229	670	410
Add: amortization of deferred leasing costs	80	51	220	184
Add: Federal excise tax relating to gain on sales	-	25	6	109
Deduct: gain on sales of real estate	(119)	-	(9,824)	(5,392)
Deduct: purchase price fair value adjustment	-	-	-	(960)
Adjustments for non-controlling interests	(36)	(75)	(108)	1,394

NAREIT funds from operations applicable to common stock	9,030	8,402	24,017	22,977

Deduct: straight-line rent accruals and amortization of lease intangibles	(788)	(654)	(2,215)	(1,633)
Deduct: lease termination fee income	-	-	-	(650)
Add/Deduct: our share of straight-line rent accruals and amortization of lease intangibles of unconsolidated joint ventures	13	(9)	36	(9)
Add: amortization of restricted stock compensation	770	580	2,176	1,742
Add: prepayment costs on debt	-	-	577	568
Add: amortization and write-off of deferred financing costs	189	187	644	828
Add: our share of amortization of deferred financing costs of unconsolidated joint ventures	7	7	19	18
Adjustments for non-controlling interests	17	11	37	(187)

Adjusted funds from operations applicable to common stock	$9,238	$8,524	$25,291	$23,654

Note 2:
NAREIT funds from operations is summarized in the following table:
GAAP net income attributable to One Liberty Properties, Inc.	$0.24	$0.22	$1.15	$0.92
Add: depreciation of properties	0.26	0.26	0.76	0.72
Add: our share of depreciation of unconsolidated joint ventures	0.01	0.02	0.04	0.03
Add: amortization of deferred leasing costs	-	-	0.01	0.01
Add: Federal excise tax relating to gain on sales	-	-	-	0.01
Deduct: gain on sales of real estate	-	-	(0.57)	(0.33)
Deduct: purchase price fair value adjustment	-	-	-	(0.06)
Adjustments for non-controlling interests	-	-	-	0.09

NAREIT funds from operations per share of common stock-diluted	0.51	0.50	1.39	1.39

Deduct: straight-line rent accruals and amortization of lease intangibles	(0.03)	(0.04)	(0.13)	(0.10)
Deduct: lease termination fee income	-	-	-	(0.04)
Add: amortization of restricted stock compensation	0.04	0.04	0.13	0.11
Add: prepayment costs on debt	-	-	0.03	0.03
Add: amortization and write-off of deferred financing costs	0.01	0.01	0.04	0.05
Adjustments for non-controlling interests	-	-	-	(0.01)

Adjusted funds from operations per share of common stock-diluted	$0.53	$0.51	$1.46	$1.43

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